September 13, 2005
John F. O’Brien, Lead Director
The TJX Companies, Inc.
770 Cochituate Road
Framingham, MA 01701
Re:      Resignation
Dear Jack:
By this letter I am resigning as President, Chief Executive Officer and a director of The TJX Companies, Inc. (the “Company”), effective immediately. I also hereby resign, effective immediately, all officer and other positions, including as a member of fiduciary and other committees, with the Company, the Company’s subsidiaries and The TJX Foundation, Inc. As you and I discussed, my resignations are subject to the Company’s agreement that my resignation as President and Chief Executive Officer of the Company will be treated for all purposes of my employment agreement with the Company dated as of June 3, 2003 (my “Agreement”), other than for purposes of Section 8 of my Agreement, as though I had been involuntarily terminated by the Company other than for cause. I agree that for purposes of Section 8 of my Agreement (“Agreement Not To Solicit Or Compete”) I will be treated as having ended my employment voluntarily other than for “Valid Reason” (as that term is defined in my Agreement). I also agree that in Section 8(b) of my Agreement, the words “off-price family apparel and/or home furnishings” are hereby replaced wherever they appear with the words “off-price apparel, footwear, jewelry, accessories, home furnishings and/or home fashions” and that the words “on-line, “e-commerce”” are hereby replaced wherever they appear with the words “on-line, catalog, “e-commerce””. I also agree that I will not disparage the Company or any of its employees, officers, directors or agents in communications with third parties.
Following my resignation, in addition to the benefits owed to me under my Agreement as modified by the preceding paragraph, the Company will pay to me a lump sum payment of $1.5 million, less applicable withholdings. That amount will be paid to me (or, if I should die, to my estate) on the date I attain or would have attained age 55.
Also as we discussed, in view of the fact that regulations have not yet been issued clarifying certain aspects of recently enacted legislation regulating “nonqualified deferred compensation,” and notwithstanding the payment timing provisions set forth in my Agreement, the Company will cooperate with me and make reasonable efforts to adjust the timing of any payments owed to me under my Agreement or this letter agreement to avoid to the extent possible any additional tax that might otherwise be owed by me under those “nonqualified deferred compensation” rules with respect to those payments.
Although upon my resignation I will cease to be employed by the Company, I would be happy to arrange to consult with the acting President and CEO, as he may request,

consistent with my availability and other commitments, to promote a smooth transition of my duties.
If the Company agrees to these terms, please so indicate by executing this letter agreement in the space indicated below, whereupon my resignations will take effect on the terms indicated above.
/s/ Edmond J. English
Edmond J. English
The Company agrees to the terms
hereinabove specified, effective as of
the date of this letter agreement.
THE TJX COMPANIES, INC.
/s/ John F. O’Brien
By: John F. O’Brien, Lead Director